Exhibit 10.1
SEPARATION AGREEMENT
          This Separation Agreement (the “Agreement”) is entered into by and between, and shall inure to the benefit of and be binding upon, the following parties:
          ROBERT A. DEASON, hereinafter referred to as “Mr. Deason”; and
          J. RAY McDERMOTT, INC., hereinafter referred to as the “Company.”
WITNESSETH:
          WHEREAS, Mr. Deason resigned from employment with the Company effective March 31, 2010 (the “Resignation Date”); and
          WHEREAS, the Company and Mr. Deason mutually desire to establish and agree upon the terms and conditions of Mr. Deason’s separation from service.
          NOW, THEREFORE, in consideration of the mutual promises and obligations set forth herein, Mr. Deason and the Company hereby agree as follows:
1.	Payments by the Company. Mr. Deason acknowledges receipt of 100,000 shares of McDermott International, Inc. common stock attributable to Deferred Stock Units previously awarded to him that vested on December 31, 2009, which shares were deposited into his Charles Schwab account on January 5, 2010. If a bonus is paid to Company employees for fiscal year 2009 and/or 2010 under the McDermott International, Inc. Executive Incentive Compensation Plan (the “EICP”), the Company will pay a bonus to Mr. Deason. The gross amount of the 2009 bonus, if any, shall be calculated by multiplying Mr. Deason’s annualized base salary on January 1, 2010 by 70% and multiplying the resulting product by the applicable performance factor (not to exceed 2X). The gross amount of the 2010 bonus shall be calculated by multiplying Mr. Deason’s annualized base salary on January 1, 2010 by 70%, multiplying the resulting product by the applicable performance factor (not to exceed 2X) and multiplying the resulting figure by 3/12. Any 2009 or 2010 bonus shall be paid in accordance with the

Company’s customary practice, but in no event later than March 15, 2010 and March 15, 2011, respectively, and shall be subject to appropriate tax withholdings.

Mr. Deason previously received certain awards (the “Awards”) under the McDermott International, Inc. 2001 Directors and Officers Long Term Incentive Plan (the “LTIP”). Subject to the provisions of Paragraph 6 below, Mr. Deason’s outstanding unvested Awards shall remain in full force and effect during the period from the Resignation Date through March 31, 2012 and any Awards scheduled to vest during that period shall become vested and payable in accordance with the terms of the LTIP and the applicable Grant Agreement. All other outstanding unvested Awards not scheduled to vest during that period shall be forfeited, unless a Change in Control (as defined in the LTIP) occurs and results in an early vesting on or before March 31, 2012. Mr. Deason agrees that the Awards are hereby modified to provide that no Change in Control shall occur unless it constitutes a “change in ownership or control” within the meaning of Internal Revenue Code Section 409A and regulations and rulings issued thereunder. Any statutory minimum income and/or employment tax withholding required in connection with the Awards will be satisfied by share withholding unless Mr. Deason notifies the Stock Plan Administrator of McDermott International, Inc. in writing that he will satisfy such withholding obligation in cash.

2.	Retiree Benefits. Mr. Deason shall be entitled to receive his vested account balance in the McDermott International, Inc. New Supplemental Executive Retirement Plan (“SERP”), which shall be distributed in accordance with Mr. Deason’s existing elections, copies of which are attached hereto as Exhibit A. If a Company contribution is made on behalf of SERP participant for plan year 2010, Mr. Deason’s SERP account shall be credited with a 2010 Company contribution.

3.	Consulting Services. During the period beginning on the April 1, 2010 and ending on September 30, 2010, (the “Consulting Period”) Mr. Deason shall provide such cooperation and consulting services as the Company requests in accordance with the terms and conditions set forth in Exhibit B which is attached hereto and incorporated herein by reference. The Consulting Period may be extended for up to an additional six

(6) months by mutual agreement of the parties. It is expressly understood and agreed by the parties that in no event will the level of consulting services performed by Mr. Deason hereunder exceed 20% of the average level of services he performed over the 36 month period ending on the Resignation Date.
4.	Release of Claims. In consideration of the foregoing, the adequacy of which is hereby expressly acknowledged, Mr. Deason hereby unconditionally and irrevocably releases and forever discharges, to the fullest extent applicable law permits, the “Releasees,” as defined below, from any and every waivable action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost and/or expense (including attorney’s fees) that he has, may have or may be entitled to from or against the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, accrued or not accrued which arises directly or indirectly out of, or is based on or related in any way to Mr. Deason’s employment with or termination of employment from the Company, its predecessors, successors and assigns and past, present and future affiliates, subsidiaries, divisions and parent corporations, including, without limitation, any such matter arising from the negligence, gross negligence or willful misconduct of the Releasees, (together, the “Released Claims”); provided, however, that this Release does not apply 1.) to any claims arising under the Age Discrimination in Employment Act of 1967, as amended, after the Resignation Date, 2.) to any claim for indemnification (including, without limitation, under the Company’s organizational documents or insurance policies) arising in connection with an action instituted by a third party against the Company, its affiliates or Mr. Deason in his capacity as a former officer or director of the Company or its affiliates, or 3.) to any claim arising from any breach or failure to perform this Agreement.

The parties intend this Release to cover any and all such Released Claims, whether arising under any employment contract (express or implied), policies, procedures or practices of any of the Releasees, and/or by any acts or omissions of any of the Releasees’ agents or employees or former agents or employees and/or whether arising under any state or federal statute, including but not limited to Texas’ employment discrimination laws, all federal discrimination laws, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, all local laws and ordinances and/or common law, without exception. As such, it is expressly acknowledged and agreed that this Release is a general release, representing a full and complete disposition and satisfaction of all of the Company’s real or alleged legal obligations to Mr. Deason with the exceptions noted above. The term “Releasees” means the Company, its predecessors, successors and assigns and past, present and future affiliates, subsidiaries, divisions and parent corporations and all their respective past, present and future officers, directors, shareholders, employee benefit plan administrators, employees and agents, individually and in their respective capacities.

Mr. Deason expressly agrees that neither he nor any person acting on his behalf will file or permit to be filed any action for legal or equitable relief against the Releasees involving any matter related in any way to his employment with, or resignation from employment with the Company, its predecessors, successors, assigns and past, present and future affiliates, subsidiaries, divisions and parent corporations, including the matters covered by the Released Claims. In the event that such an action is filed, Mr. Deason agrees that the Releasees are entitled to legal and equitable remedies against him, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing sentence shall not apply to any charge filed by Mr. Deason with the Equal Employment Opportunity Commission or similar State agency or to any action filed by Mr. Deason that is narrowly limited to seeking a determination as to the validity of this Agreement and enforcement thereof. Should a charge be filed with the Equal Employment Opportunity Commission or similar State agency by or on behalf of Mr. Deason, or should any governmental entity, agency, or commission file a charge, action, complaint or lawsuit against any of the Releasees based on any Released Claim, Mr. Deason agrees not to seek or accept any resulting relief whatsoever.

5.	Undertakings By Mr. Deason. Mr. Deason shall immediately return to the Company any and all documents, records, files, reports, memoranda, books, papers, plans, letters and any other data in his possession regardless of the medium held or stored that relate in any way to the business of the Company other than any such data that the Company deems necessary for the provision of consulting services requested pursuant to Paragraph 3 above, and any credit cards, keys, access cards, calling cards, computer equipment and software, telephone, facsimile or other equipment or property of the Company. The Company agrees that during the Consulting Period Mr. Deason may retain his Company provided computer and mobile telephone. In addition, Mr. Deason hereby resigns from any and all officer and/or director positions and any other appointed or elected positions he may hold with the Company and its subsidiaries and affiliates, effective on the Resignation Date.
6.	Confidentiality and Non-Competition Agreement.
(a)	Definition of Trade Secrets and Confidential Business Information. Mr. Deason acknowledges and agrees that any and all non-public information regarding the Company, any of its Subsidiaries and its or their customers (including but not limited to any and all information relating to its or their business practices, products, services, finances, customers, equipment, marketing programs and other business systems and materials, management, strategy, profits and overhead) is confidential and the unauthorized disclosure of such confidential information will result in irreparable harm to the Company. Such confidential information includes the Company property interest in its trade secrets, including, without limitation, its list of customers and prospective customers, and other information that has recognized value and that is not generally available through other sources (“Trade Secrets”) and information regarding its various products, services, procedures and systems that is treated as confidential by the Company that may not rise to the level of a Trade Secret (“Confidential Business Information”). Confidential Business Information does not include information that properly and lawfully has become generally known to the public other than as a result of the act or omission of Mr. Deason. Collectively, Trade Secrets and Confidential Business Information are referred to hereafter as “Confidential Information.” For the purposes of this Paragraph 6, the term “Company” shall include, except where the context indicates otherwise, the subsidiaries and affiliates of McDermott International, Inc., now and hereafter existing.

(b)	Importance of Confidential Information. The Company hereby agrees to provide Mr. Deason with Confidential Information during the Consulting Period. By signing this Agreement, Mr. Deason acknowledges delivery and receipt of Confidential Information. Mr. Deason acknowledges that during the Consulting Period he will be making use of, acquiring, accessing and/or adding to such Confidential Information. Mr. Deason further acknowledges that the preservation and protection of the Confidential Information is an essential part of Mr. Deason’s consulting with the Company and that Mr. Deason has a duty of fidelity and trust to the Company in handling the Confidential Information.

(c)	Non-Disclosure or Misuse. Mr. Deason agrees that he will not disclose or take away any of the Confidential Information, directly or indirectly, or use such information in any way, either during Consulting Period or at any time thereafter, except as required in the ordinary course of providing consulting services for the benefit of the Company or as may be required by law.

(d)	Return of Confidential Information. At the termination of the Consulting Period for any reason, all documents or other information containing or referring to the Confidential Information of the Company and its affiliates as may be in Mr. Deason’s possession, or over which Mr. Deason may have control, and all other documents, data, records, materials, notes, reports and other property of the Company or any of its affiliates retained by or provided to Mr. Deason in connection with his performance of consulting services, regardless of whether prepared by Mr. Deason, shall be returned by Mr. Deason to the Company immediately, with no request being required (and Mr. Deason shall not retain, recreate or deliver to anyone else such information).

(e)	Noncompetition Agreement. Mr. Deason acknowledges and agrees that information, including the Confidential Information, Mr. Deason has acquired and will acquire in connection with the performance of consulting services will enable him to irreparably injure the Company if he should engage in competition during the Consulting Period. Ancillary to the above agreements and in consideration of the consulting fees and Confidential Information provided to Mr. Deason and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Deason hereby agrees that the following covenants are reasonable and necessary protective covenants for the protection of the value of the agreements described in subparagraphs (a), (b), (c) and (d) above and the other terms and conditions contained in this Agreement:
i)	During the Consulting Period, Mr. Deason shall not, directly or indirectly, without the prior written approval of the Company, act in any capacity for, be employed by, provide services to, or contract with any other company or entity engaged in Competing Services (a “Competitive Entity”), or acquire any interest of any type in any Competitive Entity; provided, however, that the foregoing shall not be deemed to prohibit Mr. Deason from acquiring, solely as an investment and through market purchases, securities of any Competitive Entity which are registered under Section 12(b) or 12(g) of the Securities and Exchange Act of 1934 and which are publicly traded, so long as Mr. Deason is not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than one percent of the outstanding voting power of that entity. For the purposes of this Agreement, the phrase “Competing Services” shall mean any services that are the same as or similar to the services currently being provided or offered by the Company and/or which are provided or offered by the Company during the Consulting Period; Competing Services include but are not limited to engineering, construction, installation and project management services to offshore oil and gas field development;

ii)	During the Consulting Period, Mr. Deason shall not, directly or indirectly, solicit the Company’s Protected Customers for the purpose of engaging in any business which is the same as or similar to the business in which the Company is engaged. The phrase “Protected Customers” means all persons or entities with whom Mr. Deason has had contact with by virtue of Mr. Deason’s position with the Company, and to whom the Company or any of its affiliates has sold any product or service, whether or not for compensation, within a period of one (1) year prior to the time the Consulting Period terminates.

iii)	During the Consulting Period, Mr. Deason shall not, on his own behalf or on behalf of any other person or entity, solicit, divert or recruit any person who is, during such time frame, an employee of the Company or any subsidiary or affiliate, to leave such employment or in any other manner attempt, directly or indirectly, to influence, induce, or encourage any employee of the Company to leave the employment of the Company.
(f)	Notification of Restrictions to Third Parties. Mr. Deason agrees that the Company may notify any person or entity employing or contracting with Mr. Deason or evidencing an intention of employing or contracting with Mr. Deason during the Consulting Period of the existence and provisions of this Agreement.

(g)	Enforcement of Covenants. Either party may seek a temporary restraining order, preliminary injunction, specific performance or other equitable relief regarding the other party’s obligations set forth in this Paragraph 6 before a court of law pending a final resolution of the disputes between the parties before an arbitrator, and either party may seek a judgment including a permanent injunction, if appropriate, from the court based on the final decision of the arbitrator. In addition, in the event that the Company determines that the Mr. Deason has breached any term of this Paragraph 6, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto) against Mr. Deason prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.
(h)	Right of Court or Arbitrator to Reform Restrictions. The Company and Mr. Deason state that it was their intent to enter into a valid and enforceable agreement. Mr. Deason and the Company hereby acknowledge the reasonableness of the restrictions set forth in Paragraph 6, including the reasonableness of the geographic area, duration as to time and scope of activity restrained. Mr. Deason further acknowledges that his skills are such that he can be gainfully employed in noncompetitive employment and that the Agreement not to compete does not prevent him from earning a living. Mr. Deason agrees that if a court or arbitrator finds that this Paragraph 6 contains limitations as to time or scope of activity to be restrained that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company and its affiliates, the court or arbitrator may reform the covenants to the extent necessary to cause the limitations contained in this Paragraph 6 as to time or scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interest of the Company and its affiliates, and enforce Paragraph 6 of this Agreement.

(i)	Repayment and Forfeiture. Mr. Deason agrees that in the event that (i) Mr. Deason breaches any term of Paragraph 4 or Paragraph 6 of this Agreement, or (ii) Mr. Deason challenges the validity of all or any part of Paragraph 6 and all or any party of Paragraph 6 is found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction or an arbitrator in a proceeding between Mr. Deason and the Company or its affiliates, in addition to any other remedies at law or in equity the Company may have available to it, the Company shall not be obligated to make any of the payments or to provide for any of the benefits specified in Paragraphs 1 and 2 of this Agreement, and shall be entitled to recoup any amounts paid to the Mr. Deason and the value of any benefit provided under this Agreement on and following the Resignation Date, through either (A) the date of a material breach by the Mr. Deason of the provisions of Paragraph 4 or 6, which breach continues without having been cured within fifteen (15) days after written notice to Mr. Deason specifying the breach in reasonable detail, or (B) the date of the determination of invalidity or unenforceability by the court or arbitrator, as applicable.
7.	Miscellaneous Provisions.
(a)	Failure on the part of the Company or Mr. Deason at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of either party’s obligations in respect thereof, or of either party’s right hereunder to require strict compliance therewith in the future.

(b)	The obligations set forth in this Agreement are severable and divisible, and the unenforceability of any clause or portion thereof shall not affect the enforceability of the remainder of such clause or of any other obligation contained herein.
8.	Entire Agreement. Mr. Deason and the Company agree and acknowledge that this Agreement. contains and comprises the entire agreement and understanding between the parties, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any party to execute this Agreement, and that all agreements and understandings between the parties are embodied and expressed in the foregoing agreements. The parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by Mr. Deason and a duly authorized agent of the Company. The parties to this Agreement further agree that this Agreement shall be binding on and inure to the benefit of Mr. Deason, the Company and the Releasees as defined in this Agreement. Any other agreements or understandings between the parties, whether written or oral, are hereby null and void.
9.	Timing and Consultation with Counsel. Mr. Deason acknowledges that he has been given a reasonable period of time within which to consider this Agreement and has been advised to discuss the terms of this Agreement with legal counsel. Mr. Deason acknowledges that this Agreement was offered to him on January 19, 2010, that he was advised that (i) it could be executed at any time prior to 5:00 pm, central time on

February 9, 2010, and (ii) if accepted, the Agreement could be revoked, in writing, for up to seven (7) days following the date of such acceptance. Based upon his review, Mr. Deason acknowledges that he fully and completely understands and accepts the terms of this Agreement, including the Release in Paragraph 4, and enters into it freely, voluntarily and of his own free will.
10.	Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Texas.

I HAVE READ THE FOREGOING SEPARATION AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date: ____________
Robert A. Deason
           Before me, a Notary Public in and for _________ County, Texas, and for Robert A. Deason, personally appeared the above-named Robert A. Deason, who acknowledged that he did sign the foregoing instrument, and that the same is his free act and deed.
          IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at __________________, this ______ day of _______________, 2010.

NOTARY PUBLIC J. RAY McDERMOTT, INC.
By:

          Before me, a Notary Public in and for ____________ County, Texas, personally appeared the above-named J. Ray McDermott, Inc. through ____________, its ____________, who acknowledged that he did sign the foregoing instrument for and on behalf of J. Ray McDermott, Inc., and that the same is the free act and deed of J. Ray McDermott, Inc. and the free act and deed of him as its agent.
          IN WITNESS WHEREOF, I have hereunto set my hand and official seal at _____________________, this ______ day of _______________, 2010.

NOTARY PUBLIC

EXHIBIT B
CONSULTING SERVICES
TERMS AND CONDITIONS
1.	Description of Services — As requested by the Company, Mr. Deason shall serve as a special consultant furnishing advice, consultation and related services including but not limited to:
1.	Provide advice and counsel on strategic issues

2.	Provide input on organizational structure and key personnel

3.	Provide advice and counsel on project issues as they arise

4.	Provide input on key client and business partner issues as requested

5.	Perform duties as Board member for industry associations (IPLOCA, NOIA)
2.	Status — During the Consulting Period, Mr. Deason shall be an independent contractor and shall not be an employee of the Company. The Company shall not be entitled to exercise supervision over the details or methods of performance by Mr. Deason hereunder or to require adherence to specific procedures in performing services hereunder. Except as provided herein, Mr. Deason shall not be subject to rules or regulations applicable to Company’s employees or any established work schedule or routine or other supervision of or direction by Company, as to hours worked or otherwise, provided, however, that all services rendered hereunder shall be so rendered to the satisfaction of Company. Mr. Deason shall not have authority to obligate the Company to any agreement or to exercise any supervision or direction over the Company’s employees. Since the Consultant is not an employee of the Company, he is not entitled to participate in any of the Company’s employee benefit plans, programs or arrangements provided, however, the retirement and other payments or benefits that he may be entitled to as a result of previous employment with the Company shall continue uninterrupted in accordance with the terms and conditions of each respective benefit plan or arrangement.
3.	Compensation — Mr. Deason’s individual contact shall be Stephen M. Johnson, or his designee, who shall be responsible for transmitting requests for such advice and consultation from the Company where necessary to enable Mr. Deason to carry out his responsibilities hereunder. During the period from April 1, 2010 through September 30, 2010, the Company agrees to pay $25,000.00 per month, which amount will be payable on the last day of each calendar month. The Company also agrees to reimburse Mr. Deason actual reasonable costs and expenses of first class airfare and other travel, meals and lodging necessarily incurred by Mr. Deason in rendering services hereunder, but not any other fees, costs, or expenses. Mr. Deason shall submit a statement for each month in which services are rendered showing costs and expenses payable with respect to services rendered during such month along with documentation substantiating expenses for which reimbursement is sought. The Company agrees to remit to Mr. Deason the appropriate amount upon receipt of such invoices. Mr. Deason will be responsible for income or other taxes assessed on his receipt of the monthly fee and expense reimbursement from the Company.

4.	Security and Non-Disclosure of Information — Mr. Deason shall be responsible for, and bear the expense of, compliance with governmental laws and regulations applicable to the procurement, utilization or production of information in connection with the furnishing of services hereunder. Mr. Deason agrees that during the Consulting Period he will refrain from performing any act or engaging in any course of conduct which has or may reasonably have the effect of demeaning the name or business reputation of the Company or affects adversely or may reasonably affect adversely the Company’s best interests, economic or otherwise. Mr. Deason also acknowledges that applicable securities laws prohibit the trading of Company securities while in possession of any material non-public information, including information concerning the financial condition, results of operations, business or prospects of the Company.
5.	Property and Information — All property and information, including but not limited to reports, findings, recommendations, plans, data, and memoranda of every description, and all copies thereof, furnished to Mr. Deason or developed in the course of or relating to the services rendered hereunder shall be the property of the Company and Mr. Deason shall not retain copies of any such matter or material. Mr. Deason agrees that all inventions, discovery or improvements (whether patentable or not) made or conceived by Mr. Deason are and will remain the sole property of the Company, and Mr. Deason further agrees to assist the Company in obtaining patents in the Company’s name covering any such inventions, discoveries or improvements.
6.	Law — Mr. Deason will comply with all applicable laws and regulations in the course of his activities on the Company’s behalf.
7.	Code of Business Conduct — Mr. Deason expressly acknowledges that he has received and reviewed the most recent McDermott International Code of Business Conduct and Mr. Deason will conform his activities undertaken for or on behalf of the Company consistent with the principles of the highest ethical behavior as described therein.

Signature:		Date: __________________

Robert A. Deason
8.	Reports — Mr. Deason agrees that upon request, he will file periodic reports on his activities on the Company’s behalf.
9.	Indemnity — Company agrees to protect, hold harmless, defend, and indemnify Mr. Deason from and against any and all claims, suits, and demands, of any kind whatsoever, by whomsoever asserted, as a result of, or arising from, the activities of Mr. Deason under this Agreement; provided however that the Company shall have no liability or responsibility under this provision for any such claim, suit, or demand resulting from the gross negligence or intentional misconduct of Mr. Deason.
10.	Conflict of Interest — Mr. Deason agrees that he is not presently engaged and will not engage during the term of this Agreement in any activity which might reasonably create a conflict of interest between him and the Company or which might reasonable and adversely affect his judgment with respect to the business of the Company. Mr. Deason further agrees that he will accept no payment from any competitor or supplier of materials or services, customer, borrower, or lender of the Company.
11.	Consulting Period — The Consulting Period shall begin on April 1, 2010 and continue through September 30, 2010, unless terminated earlier by Mr. Deason upon thirty (30) days advance written notice to the Company. The Consulting Period may be extended for up to an additional six (6) months under mutually agreeable terms and conditions. The Consulting Period will be terminated without further liability or obligation on the part of the Company should Mr. Deason breach any of the terms or covenants of Exhibit B or the Agreement.